Prospectus Supplement No. 1
Filed Pursuant to Rule 424(b)(3)
File No. 333-104862

Granite City Food & Brewery Ltd.

Prospectus Supplement No. 1

(to Prospectus dated May 21, 2003)

        This Prospectus Supplement No. 1 supplements and amends the Prospectus dated May 21, 2003 (the "Prospectus"), relating to the sale from time to time of up to 5,573,159 shares of our common stock by certain selling shareholders.

        On December 20, 2004, we filed with the U.S. Securities and Exchange Commission (the "SEC") a Current Report on Form 8-K regarding non-reliance on our 2002 financial statements. In addition, on December 21, 2004, to reflect the restatement of our 2002 financial statements, we filed with the SEC amendments to our Annual Reports on Form 10-KSB for the fiscal years ended December 29, 2002, and December 28, 2003, and amendments to our Quarterly Report on Form 10-QSB for the fiscal quarters ended March 30, 2003, June 29, 2003, September 28, 2003, March 28, 2004, June 27, 2004, and September 26, 2004. This information supplements and supersedes, in part, the information contained in the Prospectus.

        This Prospectus Supplement No. 1 should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 1 supersedes the information contained in the Prospectus.

        Our common stock is listed on The Nasdaq SmallCap Market under the symbol "GCFB." On December 20, 2004, the closing sale price of our common stock was $4.85 per share.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4 of the Prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 1 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is December 21, 2004.